Exhibit (a)(1)(I)

Corporate Contact: Ioannis Zafirakis Director, Chief Strategy Officer and Secretary Telephone: + 30-210-9470-100 Email: izafirakis@dianashippinginc.com Website: www.dianashippinginc.com
For Immediate Release
Investor and Media Relations: Edward Nebb Comm-Counsellors, LLC Telephone: + 1-203-972-8350 Email: enebb@optonline.net

DIANA SHIPPING INC. ANNOUNCES INCREASE OF PURCHASE PRICE AND EXTENSION OF TENDER OFFER FOR SHARES OF COMMON STOCK
Athens, Greece, May 14, 2019 - Diana Shipping Inc. (NYSE: DSX) (the “Company”), a global shipping company specializing in the ownership of dry bulk vessels, today announced that the Company has increased the purchase price to be paid in its tender offer to purchase up to 3,125,000 shares, or about 3.1%, of its outstanding common stock using funds available from cash and cash equivalents (the “Offer”) to $3.40 per share and extended the Offer until the end of the day, 5:00 P.M., Eastern Time, on May 28, 2019, to allow additional time for stockholders to tender their shares. Except as set forth herein, the terms and conditions of the Offer remain the same.
Computershare Trust Company, N.A., the depositary for the Offer, has advised the Company that as of the close of business, New York City time, on May 13, 2019, the last business day prior to the announcement of the extension of the Offer, 298,691 shares (excluding 254,061 shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) have been validly tendered pursuant to the Offer and not properly withdrawn.
Stockholders who have previously validly tendered and not withdrawn their shares do not need to re-tender their shares or take any other action in response to the extension of the Offer. The terms and conditions of the Offer, prior to the amendment described in this release, were set forth in the Company’s “Offer to Purchase” dated April 15, 2019 (as supplemented by the Supplement No. 1 to the Offer to Purchase dated May 7, 2019) and “Letter of Transmittal” dated April 15, 2019, and the other related materials that the Company distributed to stockholders, which were filed with the Securities and Exchange Commission (“SEC”) as exhibits to the Company’s Schedule TO on April 15, 2019 or Amendment No. 1 to Schedule TO dated May 7, 2019, as applicable.
Diana Shipping Inc. retained Computershare Trust Company, N.A. as the depositary for the Offer and Georgeson LLC as the information agent.
Copies of the Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery were mailed to the Company’s shareholders. Additional copies of the Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be obtained at the Company’s expense from the information agent at (800) 248-7690 (toll free). Questions regarding the Offer should be directed to the information agent at (800) 248-7690 (toll free). Parties outside the U.S. can reach the information agent at +1-781-575-2137.

About the Company
Diana Shipping Inc. is a global provider of shipping transportation services through its ownership of dry bulk vessels. The Company’s vessels are employed primarily on medium to long-term time charters and transport a range of dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes.
Certain Information Regarding the Offer
The information in this press release describing Diana Shipping Inc.’s Offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of Diana Shipping Inc.’s common stock in the Offer. The Offer is being made only pursuant to the Offer to Purchase and the related materials that Diana Shipping Inc. is distributing to its shareholders, as they may be amended or supplemented. Shareholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the Offer. Shareholders of Diana Shipping Inc. may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that Diana Shipping Inc. is filing with the Securities and Exchange Commission from the Securities and Exchange Commission’s website at www.sec.gov. Shareholders may also obtain a copy of these documents, without charge, from Georgeson Inc., the information agent for the Offer, toll free at (800) 248-7690. Shareholders are urged to carefully read all of these materials prior to making any decision with respect to the Offer. Shareholders and investors who have questions or need assistance may call Georgeson LLC., the information agent for the Offer, toll free at (800) 248-7690. Parties outside the U.S. can reach the information agent at +1-781-575-2137.
Cautionary Statement Regarding Forward-Looking Statements
Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.
The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.
The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, Company management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond the Company’s control, the Company cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.
In addition to these important factors, other important factors that, in the Company’s view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for dry bulk shipping capacity, changes in the Company’s operating expenses, including bunker prices, drydocking and insurance costs, the market for the Company’s vessels, availability of financing and refinancing, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessel breakdowns and instances of off-hires and other factors. Please see the Company’s filings with the U.S. Securities and Exchange Commission for a more complete discussion of these and other risks and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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